Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Petros Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Units consisting of (i) common stock, par value $0.0001 per share, or Pre-Funded Warrants in lieu thereof, (ii) Series A Warrants, and (iii) Series B Warrants	Rule 457	(o)	—	—	$20,000,000	(3)	0.00015310	$3,062.00
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457	(i)		Included with above Units	—	(3)	—	—
Fees to be Paid	Equity	Series A Warrants accompanying the Common Stock or Pre-Funded Warrants, included as part of the Units	Rule 457	(i)	—	Included with above Units	—		—	—
Fees to be Paid	Equity	Series B Warrants accompanying the Common Stock or Pre-Funded Warrants, included as part of the Units	Rule 457	(i)	—	Included with above Units	—		—	—
Fees to be Paid	Equity	Pre-Funded Warrants, included as part of the Units	Rule 457	(i)	—	Included with above Units	—	(3)	—	—
Fees to be Paid	Equity	Common Stock underlying the Pre-Funded Warrants	Rule 457	(i)	—		—	(3)	—	—
Fees to be Paid	Equity	Series B Convertible Preferred Stock underlying the Series A Common Warrants	Rule 457	(i)	—		$20,000,000		0.00015310	$3,062.00
Fees to be Paid	Equity	Series B Convertible Preferred Stock underlying the Series B Common Warrants	Rule 457	(i)	—		$60,000,000		0.00015310	$9,186.00

Fees Previously Paid	—	—	—		—	—	—		—	$9,186.00

Carry Forward Securities	—	—	—		—	—	—		—	—
Total Offering Amounts							$100,000,000			$15,310.00
Total Fees Previously Paid										$9,186.00
Total Fee Offset										—
Net Fee Due										$6,124.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)The proposed maximum aggregate offering price of the Common Stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants sold in the offering and the proposed maximum aggregate offering price of the Pre-Funded Warrants proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Common Stock sold in the offering, and, as such, the proposed maximum aggregate offering price of the Common Shares and Pre-Funded Warrants (including the Common Stock issuable upon exercise of the Pre-Funded Warrants), if any, is $20,000,000.